Exhibit (a)(1)(iv)
Offer by
THE ZWEIG FUND, INC.
To Purchase for Cash
up to 5% of the Fund’s Outstanding
Shares of Common Stock
at 98% Net Asset Value
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON DECEMBER 23, 2016
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S ISSUER TENDER OFFER STATEMENT AND IN THE LETTER OF TRANSMITTAL.
November 25, 2016
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We are enclosing herewith the material listed below relating to the offer of The Zweig Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the “Fund”), to purchase up to 5% of the Fund’s outstanding shares of common stock, par value $0.40 per share (the “Shares”), upon the terms and conditions set forth in its Issuer Tender Offer Statement dated November 25, 2016 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on December 23, 2016 or the business day through which the Offer is extended.
We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. To the extent applicable, the Fund will pay all transfer taxes on its purchase of Shares; however, Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs in certain circumstances (please contact Computershare Trust Company, N.A., the depositary for the Offer, for more information). Backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 8, “Federal Income Tax Consequences of the Offer,” of the Issuer Tender Offer Statement.
For your information and for forwarding to your clients, we are enclosing the following documents:
1.
A letter to Stockholders of the Fund from William J. Renahan, Vice President, Chief Legal Officer and Secretary of the Fund;

2.
The Issuer Tender Offer Statement dated November 25, 2016;

3.
The Letter of Transmittal for your use and to be provided to your clients;

4.
Notice of Guaranteed Delivery; and

5.
Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.
As described in the Fund’s Issuer Tender Offer Statement under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of Shares if  (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) Shares (or a confirmation of a book-entry transfer of such Shares into Computershare Trust Company, N.A.’s (the “Depositary”) account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.
As noted in the Offer, this tender offer will not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (including Stockholders who own fewer than 100 Shares) are subject to pro ration.
Neither the Fund nor its Board of Directors makes any recommendation to any Stockholder as to whether to tender any Shares.
For additional information or copies of the enclosed material, please contact Georgeson LLC (the “Information Agent”) at (866) 775-2705.
Very truly yours,
William J. Renahan
Vice President, Chief Legal Officer and Secretary
THE ZWEIG FUND, INC.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE ZWEIG FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.